EXHIBIT 21.1

CNL Macquarie Global Income Trust, Inc.

Subsidiaries of the Registrant

1.)	CNL Macquarie Income GP, LLC, a Delaware limited liability company

2.)	CNL Macquarie Income, LP, a Delaware limited partnership